Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

April 2, 2007

The United States Security Exchange Commission
Washington, D.C., USA
20549

Dear Sir/Madam:

Re: 12b – 25, Long – E International Inc.

This serves to confirm that we are unable to complete the audit of the above-mentioned client, as we have not as yet received all the required information to enable us to do so.

Yours truly,

SCHWARTZ LEVITSKY FELDMAN LLP

Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg, C.A.
Partner

GG/sh

J:\L\LONG-E INTERNATIONAL, INC\2007\correspondence\long-e ltr to the SEC.doc

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